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                                EXHIBIT 99.1

Tuesday February 2, 8:00 a.m. Eastern Time

SOURCE: Hyseq, Inc.

Company Press Release

                 DR. GEORGE B. RATHMANN JOINS HYSEQ AS CHAIRMAN
                         Biotechnology Industry Pioneer
               and Leader Previously was Chairman of Amgen and ICOS

SUNNYVALE, Calif., February 2, 2000 /PRNewswire/ -- Hyseq, Inc. (Nasdaq:
HYSQ) announced today that Dr. George B. Rathmann has joined Hyseq as Chairman. Dr. Rathmann has been a leading figure in biotechnology for over 20 years, as co-founder and Chairman of Amgen, Inc., and more recently of ICOS Corporation. Robert D. Weist, who has served as Chairman of Hyseq since 1994, becomes Vice Chairman.

"I have had the good fortune to be part of the biotechnology industry since its inception," said Dr. Rathmann. "Genomics now is providing an unprecedented wealth of opportunities for new drugs. Hyseq is building a highly promising biopharmaceutical pipeline, using genomics as a foundation. I have had a longstanding interest in the company and I look forward to helping Hyseq realize the potential in its products and technology," said Dr. Rathmann.

"This is an excellent opportunity for the company and I am looking forward to being part of it," said Robert D. Weist, former Chairman of Hyseq's Board, and now Vice Chairman. "George's experience, energy and enthusiasm, will add significant value to the company. As a mentor, George has no peers," said Mr. Weist.

"George brings to Hyseq extraordinary experience and a singular record of success at an important juncture," said Lewis S. Gruber, Hyseq's President and Chief Executive Officer. "The first product candidates from our genomics platform are now in preclinical development and we are well positioned to realize additional value from our genomics data," said Mr. Gruber.

Hyseq is conducting preclinical studies on its IL-1Hy1 as a possible anti-inflammatory product candidate for treating inflammatory disease, such as rheumatoid arthritis and inflammatory bowel disease. Hyseq also is conducting preclinical studies on its CD39L4 as a possible product candidate for preventing or treating blood vessel blockage that can cause cardiovascular disease, such as heart attacks and strokes. Hyseq has identified over 35,000 genes containing either secretory signal peptide segments or having significant homology to known genes, more than 5,000 of which have been completely sequenced. For its internal use, Hyseq has analyzed over 12 million human DNA samples, resulting in the filing of patent applications on over 900,000 partial and full gene sequences. These gene discoveries are the foundation of Hyseq's biopharmaceutical pipeline.

Dr. Rathmann was a founder of ICOS Corporation in 1990 and served as Chairman of the Board until January 2000. While at ICOS, he also served as its Chief Executive Officer and President from September 1991 until June 1999. Prior to ICOS, Dr. Rathmann co-founded Amgen, Inc. in 1980, where he served as a Director until 1993. At Amgen, Dr. Rathmann also served as Chairman of the Board, Chief Executive Officer and President at various times.



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Hyseq is developing new biopharmaceutical product candidates to treat acute and chronic conditions in the immunology, hemopoietic and cardiovascular areas. Hyseq uses its high-throughput proprietary technology for discovering and developing therapeutic product candidates and for pharmacogenomic and polymorphism analysis. Hyseq has collaborations for gene discovery and for commercializing its HyChip(TM) biochip. Information about Hyseq is available at www.hyseq.com or by phoning 408-524-8100. Hyseq's wholly-owned subsidiary, GeneSolutions Inc., offers genomic resources to pharmaceutical and biomedical researchers on the Internet at www.genesolutions.com.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe" "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. For a discussion of factors that may cause results to differ, see the Company's reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 1998. Hyseq disclaims any intent or obligation to update these forward-looking statements.